State of Delaware
Secretary of State
Division of Corporations
Delivered 05:35 PM 07/31/2020
FILED 05:35 PM 07/31/2020
SR 20206528360 - File Number 3883279

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF WEYLAND TECH, INC.

Under Section 242 of the Delaware General Corporation Law ("DGCL"),

IT IS HEREBY CERTIFIED THAT:

1. The name of the corporation is Weyland Tech, Inc. (the "Corporation").
2. The Corporation's certificate of incorporation ("Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on November 18, 2004 and amended on (i) March 1, 2007; (ii) August 2, 2011; (iii) January 14, 2013; (iv) April 10, 2013; (v) May 10, 2013; (vi) September 18, 2013; (vii) December 5, 2013; (viii) August 5, 2015; and (ix) February 25, 2020.
3. This Certificate of Amendment to the Certificate of Incorporation ("Certificate") is filed pursuant to Section 242(a)(1) of the DGCL to reflect a change in the name of the Corporation from "Weyland Tech, Inc." to "Logiq, Inc.".
4. Pursuant to Section 141(f) of the DGCL, this Certificate was authorized by the unanimous written consent of the board of directors of the Corporation on July 31, 2020, and absent stockholder approval pursuant to Section 242(b)(1) of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company hereby executes and adopts this Certificate of Amendment to the Certificate of Incorporation as of JULY 31, 2020.

WEYLAND TECH, INC.

DocuSigned by:
Brent Suen
38D29942385440F...

Brent Y. Suen
Chief Executive Officer & President